EXHIBIT 99.1
                                                                    ------------


P R E S S   R E L E A S E
--------------------------------------------------------------------------------
CONTACT:    Investor Relations Department
            919-466-5492
            investorrelations@spectrasite.com


            SPECTRASITE ANNOUNCES A CASH TENDER OFFER FOR ALL OF ITS
                    OUTSTANDING 8 1/4% SENIOR NOTES DUE 2010

--------------------------------------------------------------------------------

CARY, NC, JULY 11, 2005- SpectraSite, Inc. ("SpectraSite" or the "Company") (NYSE: SSI) announced today the commencement of a cash tender offer (the "Offer") for any and all $200 million of its outstanding 8 1/4% Senior Notes due 2010 (CUSIP No. 84761MAB0) (the "Notes") and a solicitation of consents (the "Consent Solicitation") to eliminate certain restrictive covenants from the indenture governing the Notes. The Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated July 11, 2005.

The total consideration will be determined by pricing the Notes using standard market practice to the first call date at a fixed spread of 50 basis points over the bid side yield on the 4.625% U.S. Treasury Note due May 15, 2006, determined at 2:00 p.m. New York City time on the business day immediately following the Consent Date (which we expect to be July 25, 2005) (the "Pricing Date") by reference to the Bloomberg Government Pricing Monitor. Holders who tender and deliver their consents to the proposed amendments to the indenture governing the Notes by 12:00 a.m. (midnight) New York City time at the end of July 22, 2005 (the "Consent Date") will be eligible to receive the total consideration, which includes a consent payment equal to $30 per $1,000 principal amount of Notes tendered. Holders who tender after the Consent Date but by 5:00 p.m. New York City time on August 8, 2005 (the "Expiration Date") will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment.

The Offer and Consent Solicitation are subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions, as described in the Offer to Purchase and Consent Solicitation Statement. There can be no assurance that any of such conditions will be met.

Lehman Brothers Inc. is the Dealer Manager and Solicitation Agent, and Georgeson Shareholder Communications Inc. is the Information Agent, in connection with the Offer and Consent Solicitation. Requests for information should be directed to Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free). Requests for documents should be directed to Georgeson Shareholder Communications Inc. at (212) 440-9800 (call collect) or (888) 264-6999 (toll free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer and Consent Solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2005, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,826 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless. SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Offer, the Company's financial and operating outlook, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's ability to consummate its previously announced merger transaction with American Tower Corporation, (ii) the Company's substantial capital requirements and debt, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments, (vi) consolidation in the wireless industry and the tower industry, (vii) future regulatory actions, (viii) conditions in its operating areas, and (ix) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.




                                                                               2